AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into effective as of March 8, 2018 (the "Effective Date") by and between Nu Skin Enterprises, Inc., a Delaware corporation (the "Company") and Joseph Y. Chang, an individual ("Executive").
WHEREAS, Executive has been employed since May 17, 1997 by the Company or one of its affiliates.
WHEREAS, Executive and the Company have entered into an employment agreement dated as of April 16, 2015 (the "Employment Agreement").
WHEREAS, pursuant to Section 11 of the Employment Agreement, the Company and Executive desire to amend the Employment Agreement as set forth in this Amendment, in order to align certain benefits described in the Employment Agreement with certain analogous benefits offered under the Company's Executive Severance Policy, in which policy Executive will not participate during the term of the Employment Agreement.
WHEREAS, capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows, effective as of the date first set forth above:
1. Section 7B(ii) of the Employment Agreement shall be restated in its entirety with the following:
"(ii) a lump sum amount equal to the pro-rata portion of Executive's target bonus for each outstanding bonus cycle as of the date on which termination of employment occurs (determined by multiplying the amount of the target bonus for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle) (the "Pro-Rata Target Bonus"); provided, however, Executive shall not be entitled to a Pro-Rata Target Bonus for an annual bonus cycle if Executive's termination date is earlier than March 31st of the year of termination;"
2. Section 7C(ii)(c) of the Employment Agreement shall be restated in its entirety with the following:
"(c) a lump sum amount equal to the pro-rata portion of the Executive's earned bonus, if any, for each outstanding bonus cycle as of the date on which termination of employment occurs, based upon attainment of such corporate targets, and disregarding any individual performance targets, as shall be established by the Compensation Committee for such bonus cycle (determined by multiplying the amount of the actual bonus that would be payable for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that the Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle) (the "Pro-Rata Earned Bonus"), which shall be paid at the same time as bonuses are paid to other executive officers of the Company; provided, however, Executive shall not be entitled to a Pro-Rata Earned Bonus for an annual bonus cycle if Executive's termination date is earlier than March 31st of the year of termination;"

3. Section 7D(iii) of the Employment Agreement shall be restated in its entirety with the following:
"(iii) a lump sum amount equal to the Pro-Rata Target Bonus; provided, however, Executive shall not be entitled to a Pro-Rata Target Bonus for an annual bonus cycle if Executive's termination date is earlier than March 31st of the year of termination;"
4. The multiplier of "1.25 times" contained in Section 7D(iv) of the Employment Agreement shall be increased to "1.5 times."
5. In all other respects, the Employment Agreement shall be and remains in full force and effect.
6. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NU SKIN ENTERPRISES, INC.	EXECUTIVE

/s/ Ritch Wood	/s/ Joseph Y. Chang
Ritch Wood	Joseph Y. Chang
Chief Executive Officer